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NEWS
FOR IMMEDIATE RELEASE
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                                        CONTACT:   Kurt P. Ross
                                        -------    Guy B. Lawrence
                                                   ROSS & LAWRENCE
                                                   tel:  (212) 308-3333
                                                   E-mail: kpross@rosslawpr.com


              PARAGON TRADE BRANDS MAJORITY SHAREHOLDER CONSIDERING THE SALE OF SOME OR ALL OF ITS INVESTMENT IN PARAGON


Norcross, GA, June 20, 2001 - Paragon Trade Brands, Inc. (OTC Bulletin Board:
PGTR) reported today that Wellspring Capital Management LLC, the Company's majority shareholder, is considering selling some or all of its investment in the Company. Paragon has engaged Salomon Smith Barney to assist in this process. Wellspring's decision is driven by inquiries from potentially interested parties and the Company's strong financial performance.

Chairman and Chief Executive Officer Michael Riordan commented, "Wellspring purchased its interest in Paragon in January 2000 as part of the Company's plan of reorganization and emergence from bankruptcy. Wellspring has been a valuable resource to our management team as we have built sales momentum, grown the business, and reestablished the Company's profitability. Our anticipation is that it will be business as usual for our customers and employees whether or not Wellspring ultimately sells the Company. We remain focused on increasing our capacity to meet the growing demand for our store brand diaper and training pant products."

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and Canada. Paragon manufactures a line of premium and economy diapers and training pants, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Through its international joint ventures, Paragon is also a leading supplier of infant disposable diapers and other absorbent personal care products in Mexico, Argentina, Colombia, Brazil and China.


                                     -MORE-

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Wellspring Capital Management LLC is a private investment partnership focused on investing in companies where it can create substantial value by contributing management expertise, innovative operating and financial strategies and capital. The partnership's capital is provided by investors who are among the largest and most respected public and private pension funds, corporations and financial institutions in the U.S. and Canada, as well as from the principals of Wellspring.

Statements made in this press release and all statements made by representatives of the Company from time to time that discuss anticipated future events are forward-looking statements within the meanings of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Factors that could affect such future events include the factors described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update such statements as future events unfold.

                                       ###


DAVID C. NICHOLSON
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARAGON TRADE BRANDS, INC.
180 TECHNOLOGY PARKWAY
NORCROSS, GA 30092
678/969-5200